Exhibit 99.1

SAKS INCORPORATED ANNOUNCES MAY COMPARABLE

STORE SALES

FOR IMMEDIATE RELEASE	Contact:	Julia Bentley (865) 981-6243 www.saksincorporated.com

New York, New York (June 2, 2011)—Retailer Saks Incorporated (NYSE: SKS) today announced that owned sales totaled $208.2 million for the four weeks ended May 28, 2011 compared to $177.5 million for the four weeks ended May 29, 2010, a 17.3% increase. Comparable store sales increased 20.2% for the month.

On a year-to-date basis, for the four months ended May 28, 2011, owned sales totaled $921.8 million compared to $834.4 million for the prior year four months ended May 29, 2010, a 10.5% increase. Comparable store sales increased 12.3% for the four months.

For May, the strongest categories at Saks Fifth Avenue stores included women’s designer apparel, shoes, handbags, and accessories; men’s clothing, shoes, and accessories; jewelry; cosmetics; and fragrances. Saks Direct performed well during the month.

The Company’s four-day spring season Friends & Family event took place entirely in fiscal April last year. In the current year, three days of the Friends & Family event took place in fiscal April and one day took place in fiscal May, which negatively impacted April sales and positively impacted May sales. Adjusting for this event shift, management estimates that May 2011 comparable store sales would have increased in the mid-teen range. For April and May 2011 combined, comparable store sales increased 11.8%.

Management now expects that comparable store sales will increase in the low-double digit range for the second fiscal quarter.

Saks Incorporated operates 46 Saks Fifth Avenue stores, 57 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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